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                                                                    EXHIBIT 3.62

                         VHS SAN ANTONIO PARTNERS, L.P.

                              AMENDED AND RESTATED
                        AGREEMENT OF LIMITED PARTNERSHIP

            THIS AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP, made and entered into as of this 1st day of January, 2003, is by and between VHS Acquisition Subsidiary Number 5, Inc., a Delaware corporation with its principal place of business at 20 Burton Hills Boulevard, Suite 100, Nashville, Tennessee 37215, as a General Partner ("VHS-5" or the "General Partner") and VHS Holding Company, Inc., a Delaware corporation with its principal place of business at 20 Burton Hills Boulevard, Suite 100, Nashville, Tennessee 37215, as a limited partner ("VHS-HC" or the "Limited Partner").

                              W I T N E S S E T H:

            WHEREAS, on September 25, 2002, the parties hereto formed a limited partnership named "VHS San Antonio Partners, L.P." under and pursuant to the Delaware Revised Uniform Limited Partnership Act pursuant to an Agreement of Limited Partnership dated as of September 25, 2002; and

            WHEREAS, the parties hereto now desire to amend and restate said Agreement of Limited Partnership on the terms and conditions set forth herein (said Agreement of Limited Partnership, as amended and restated herein, referred to as the "Agreement").

            NOW, THEREFORE, in consideration of the mutual promises, covenants and undertakings hereinafter contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties, after being duly sworn, do hereby amend and restate said Agreement of Limited Partnership in full as follows:

                                    ARTICLE I
                                     GENERAL

            1.1 Formation. The parties hereto hereby agree to form a limited partnership under and pursuant to the Delaware Revised Uniform Limited Partnership Act, subject to the terms and conditions contained in this Agreement.

            1.2 Name. The name of the Partnership shall be "VHS San Antonio Partners, L.P.".

            1.3 Term. The term of the Partnership shall commence on the date of the filing of a Certificate of Limited Partnership with the Office of the Secretary of State of Delaware, and shall continue in perpetuity, unless earlier terminated in accordance with the provisions hereof or as provided by law.

            1.4 Registered Office and Registered Agent. The registered office of the Partnership shall be located at 9 East Loockerman Street, Dover, Delaware 19901, County of Kent, and the Partnership's registered agent for service of process at such location shall be National Registered Agents, Inc.

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            1.5 Purpose. The purpose of the Partnership shall be to acquire, own and operate one or more acute care hospitals in and around metropolitan San Antonio, Texas, and other areas in the State of Texas with reasonable proximity thereto, and to conduct such other activities as may be necessary or appropriate to promote the business of the Partnership, it being agreed that each of the foregoing is an ordinary part of the Partnership's business.

            1.6 Principal Place of Business. The principal place of business of the Partnership is expected to be located at 215 E. Quincy Street, San Antonio, Texas 78215-2039.

            1.7 Definitions. As used herein, the following terms have the indicated meanings:

                  1.7.1 "Act" means the Delaware Revised Uniform Limited Partnership Act, as amended from time to time.

                  1.7.2 "Adjusted Capital Account Deficit" means with respect to any Partner the deficit balance, if any, in such Partner's Capital Account as of the end of the relevant Fiscal Year, after giving effect to the following adjustments:

                  (a) Credit to the Capital Account any amounts which the
            Partner is obligated to restore or is deemed to be obligated to restore pursuant to the penultimate sentences of Treasury Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5); and

                  (b) Debit to such Capital Account the items described in
            Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(5), and 1.704-1(b)(ii)(d)(6).

The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Section 1.704-1(b)(2)(ii)(d) of the Treasury Regulations and shall be interpreted consistently therewith.

                  1.7.3 "Affiliate" with respect to any individual or Entity means any individual or other Entity directly or indirectly controlling, controlled by, or under control with such individual or Entity.

                  1.7.4 "Agreement" means this Agreement of Limited Partnership, as amended and/or restated from time to time. Words such as "herein," "hereinafter," "hereof," "hereto," and "hereunder" refer to this Agreement as a whole, unless the context otherwise requires.

                  1.7.5 "Bankruptcy" means, with respect to any Person, a "Voluntary Bankruptcy" or an "Involuntary Bankruptcy." A "Voluntary Bankruptcy" means, with respect to any Person, the inability of such Person generally to pay its debts as such debts become due, or an admission in writing by such Person of its inability to pay its debts generally or a general assignment by such Person for the benefit of creditors; the filing of any petition or answer by such Person seeking to adjudicate it a bankrupt or insolvent, or seeking for itself any liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of such

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Person or its debts under any law relating to bankruptcy, insolvency, or reorganization or relief of debtors, or seeking, consenting to, or acquiescing in the entry of an order for relief or the appointment of a receiver, trustee, custodian, or other similar official for such Person or for any substantial part of its property; or corporate action taken by such Person to authorize any of the actions set forth above. An "Involuntary Bankruptcy" means, with respect to any Person, without the consent or acquiescence of such Person, the entering of an order for relief or approving a petition for relief or reorganization or any other petition seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution, or other similar relief under any present or future bankruptcy, insolvency, or similar statute, law, or regulation, or the filing of any such petition against such Person which petition shall not be dismissed within ninety (90) days, or, without the consent or acquiescence of such Person, the entering of an order appointing a trustee, custodian, receiver or liquidator of such Person or of all or any substantial part of the property of such Person which order shall not be dismissed within sixty (60) days.

                  1.7.6 "Capital Account" shall have that meaning assigned pursuant to Section 2.3 hereof.

                  1.7.7 "Capital Contribution" means, with respect to any Partner, the amount of money or services contributed to the Partnership with respect to the Partnership Interest held by such Partner pursuant to the terms of this Agreement. The principal amount of a promissory note which is not readily traded on an established securities market and which is contributed to the Partnership by the maker of the note or a Person related to the maker of the note within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(c) shall not be included in the Capital Contribution of any Partner until the Partnership makes a taxable disposition of the note or until (and to the extent) principal payments are made on the note, all in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(d)(2).

                  1.7.8 "Cash Available for Distribution" means all cash funds of the Partnership on hand or in bank accounts beneficially owned by the Partnership, revenues and funds received by the Partnership, less the sum of the following to the extent paid or set aside by the Partnership;

                        (i) All regularly scheduled principal and interest
                  payments on indebtedness of the Partnership and all other sums paid to lenders;

                        (ii) All cash expenditures incurred incidental to the
                  operation of the Partnership's business pursuant to the operating and capital budgets; and

                        (iii) Financial reserves in an amount that the General
                  Partner reasonably deems to be necessary for the Partnership.

                  1.7.9 "Certificates" shall have the meaning assigned pursuant to Section 3.6 hereof.

                  1.7.10 "Code" means the Internal Revenue Code of 1986, as amended.

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                  1.7.11 "Depreciation" means, for each Fiscal Year or other period, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such year or other period.

                  1.7.12 "Entity" means any corporation, partnership, trust, foundation, limited liability company or other entity.

                  1.7.13 "Fiscal Year" means (i) the period commencing on the effective date of this Agreement and ending on December 31, (ii) any subsequent twelve (12) month period commencing on January 1 and ending on December 31, or
(iii) any portion of the period described in clause (ii) for which the Partnership is required to allocate Profits, Losses and other items of Partnership income, gain, loss or deduction pursuant to Article III hereof.

                  1.7.14 "General Partner" means VHS-5 together with any additional or substitute General Partners admitted pursuant to the provisions of this Agreement.

                  1.7.15 "Limited Partners" means VHC-HC and any additional or substitute Limited Partners admitted to the Partnership pursuant to the provisions of this Agreement.

                  1.7.16 "Partners" means collectively the General Partner and the Limited Partner. Reference to a "Partner" shall mean any one of the Partners.

                  1.7.17 "Partnership" means the Limited Partnership created by this Agreement.

                  1.7.18 "Partnership Capital" means the total of the capital contributions of the Partners, as hereinafter set forth, as adjusted to reflect income, gains, losses, withdrawals and distributions. Capital contributions of property shall be valued at fair market value as of the date of contribution.

                  1.7.19 "Person" means any individual, partnership, corporation, trust or other entity.

                  1.7.20 "Profits" and "Losses" means, for each Fiscal Year or other period, an amount equal to the Partnership's taxable income or loss for such year or period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

                  (a) Any income of the Partnership that is exempt from federal income tax and not otherwise taken into account in computing Profits and Losses pursuant to this Section shall be added to such taxable income or loss;

                  (b) Any expenditures of the Partnership described in Code
            Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Treasury Regulations Section
            1.704-1(b)(2)(iv)(i), and not otherwise taken into

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            account in computing Profits and Losses pursuant to this Section shall be subtracted from taxable income or loss;

                  (c) To the extent an adjustment to the tax basis of any
            Partnership asset pursuant to Code Section 734(b) of Code Section 743(b) is required pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Partner's interest in the Partnership, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decrease the basis of the asset) from the disposition of the asset and shall be taken into account for purposes of computing Profits and Losses; and

                  (d) Notwithstanding any other provision of this Section
            1.7.20, any items which are specially allocated pursuant to Section
            3.3 hereof shall not be taken into account in computing Profits or Losses.

The amounts of items of Partnership income, gain, loss, or deduction available to be specially allocated pursuant to Section 3.3 hereof shall be determined by applying rules analogous to those set forth in paragraphs (a) through (f) above.

                  1.7.21 "Register" shall have that meaning assigned pursuant to
Section 4.5 hereof.

                  1.7.22 "Securities Act" means the Securities Act of 1933, as amended, or any similar law then in effect.

                  1.7.23 "Securities and Exchange Commission" includes any governmental body or agency succeeding to the functions thereof.

                  1.7.24 "Treasury Regulations" means the Income Tax Regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

                  1.7.25 "Vanguard" means Vanguard Health Systems, Inc., a Delaware corporation and the ultimate parent company of VHS Acquisition Subsidiary Number 5, Inc., and VHS Holding Company, Inc.

                                   ARTICLE II
                                     CAPITAL

            2.1 Capital Contributions. The Partners shall each contribute cash to the capital of the Partnership as set forth on Schedule A hereto.

            2.2 No Interest or Right to Withdraw. No Partner shall have the right to demand the return of, or otherwise withdraw, his contribution or to receive any specific property of the Partnership except as specifically provided in this Agreement. No Partner shall have the

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right to demand and receive property other than cash in return for his contributions. No interest shall be paid on Capital Contributions or on balances in the Capital Accounts.

            2.3 Capital Accounts. The Partnership will maintain for each Partner an account to be designated his "capital account" defined as follows:

                  (a) To each Partner's Capital Account there shall be credited the amount of cash contributed to the Partnership by such Partner, such Partner's distributive share of Profits, and any items in the nature of income or gain that are specially allocated and the amount of any Partnership liabilities that are assumed by such Partner or that are secured by any Partnership property distributed to such Partner.

                  (b) To each Partner's Capital Account there shall be debited the amount of cash distributed to such Partner pursuant to any provision of this Agreement, such Partner's distributive share of Losses, and any items in the nature of loss or deduction specifically allocated and the amount of any liabilities of such Partner that are assumed by the Partnership or that are secured by any property contributed by such Partner to the Partnership.

                  (c) In the event all or a portion of an interest in the
            Partnership is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred interest.

                  (d) In determining the amount of any liability for the
            purposes of this Section 2.3, there shall be taken into account Code
            Section 752(c) and any other applicable provisions of the Code and Treasury Regulations.

            The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulation section 1.704-1(b), and shall be interpreted and applied in a manner consistent with such Regulation. In the event the General Partner shall determine that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto, are computed in order to comply with such Regulation, the General Partner may make such modification, provided that it is not likely to have a material effect on the amounts distributable to any Partner upon the dissolution of the Partnership. The General Partner also shall (i) make any adjustments that are necessary or appropriate to maintain equality between the Capital Accounts of the Partners and the amount of Partnership capital reflected on the Partnership's balance sheet, as computed for book purposes in accordance with Treasury Regulations section 1.704-1(b)(2)(iv)(a) and (ii) make any appropriate modifications in the event unanticipated events might otherwise cause this Agreement not to comply with Treasury Regulation section 1.704-1(b).

            2.4 Effect of Transfer of Percentage Interests in the Partnership. Upon the transfer by any Partner of all or any portion of his percentage interest in the Partnership pursuant to the provisions of this Agreement, the proportionate amount of his respective capital account balance, determined in accordance with Section 2.3 hereof, shall be transferred to the transferee

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of such percentage interest in the Partnership; provided that no transfer of any percentage interest in the Partnership shall, in and of itself, relieve the transferor of any obligation to the Partnership.

                                  ARTICLE III
         ALLOCATION OF INCOME AND LOSS; CASH DISTRIBUTIONS; CERTIFICATES

            3.1 Distribution of Cash Available for Distribution. Cash Available for Distribution, whether arising from operations in the normal course of the Partnership's business or from sale or refinancing of Partnership assets, or otherwise, shall be apportioned among and distributed to the Partners in accordance with the percentage interest of each Partner set forth on Schedule A to this Agreement, at such times as determined by the General Partner.

            3.2 Allocation of Profits and Losses. After giving effect to the Special Allocations set forth in Sections 3.3, Profits and Losses of the Partnership for any Fiscal Year shall be apportioned among and allocated to the Partners in accordance with the percentage interest of each Partner set forth on Schedule A to this Agreement as of the first day of the Fiscal Year; provided that, if the percentage interest of any Partner changes during any Fiscal Year, Profits and losses for each month shall be allocated among the Partners in proportion to the percentage interest of each Partner as of the first day of such month, and each Partner's share of Profits and Losses for such Fiscal Year shall be equal to the sum of his share of Profits and Losses for each month during the Fiscal Year.

            3.3 Qualified Income Offset. Notwithstanding the above, any Partner who unexpectedly receives an adjustment, allocation or distribution described in Treasury Regulation sections 1.704-1(b)(2)(ii)(d)(4), (5), or (6), shall be allocated items of income or gain (including gross income if necessary) in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, the Adjusted Capital Account Deficit of such Partner as quickly as possible. The provisions of this Section 3.3 are intended to comply with the provisions of Treasury Regulation Section 1.704-1(b), including any amendments or successive regulations thereto and shall be so interpreted.

            3.4 Other Allocations Rules.

                  3.4.1 The Partners are aware of the income tax consequences of the allocations made by this Article III and hereby agree to be bound by the provisions of this Article III in reporting their shares of Partnership income and loss for income tax purposes.

                  3.4.2 For purposes of determining the Profits, Losses, or any other items allocable to any period, Profits, Losses, and any such other items shall be determined on a daily, monthly, or other basis, as determined by the General Partner using any permissible method under Code Section 706 and the Treasury Regulations thereunder.

            3.5 Modification. The General Partner may modify the provisions of this Article III or any other provisions of this Agreement without the consent of the Limited Partners if, after consultation with counsel to the Partnership, the General Partner determines that such modification is necessary to (a) cause the allocations contained in this Article III to have substantial economic effect or otherwise be respected for Federal Income Tax purposes under Section 704 of the Code; (b) cause the allocation of Profits and Losses under Section
3.2 to

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conform, in accordance with the requirements of Section 704 of the Code, to the distributions provided in Section 3.1; or (c) cause the provisions of the Agreement to comply with any applicable legislation, regulation or rule enacted or promulgated after the date of this Agreement, which change is necessary to enable the Partnership to carry out its purposes in the manner contemplated by this Agreement. Any such amendment shall be so as to cause the least significant deviation from the provisions of this Agreement as originally set forth.

            3.6 Percentage Interest Certificates in the Partnership. Each Partner's percentage interest in the Partnership shall be evidenced by a certificate in the form of Schedule B to this Agreement (a "Certificate"), and shall constitute a security governed by Article 8 of the Delaware Uniform Commercial Code-Investment Securities (Del. Code Title 6: 8-101, et. seq.).

                                   ARTICLE IV
                      ADMISSION AND WITHDRAWAL OF PARTNERS;
        TRANSFERS OF PARTNERSHIP INTERESTS; REGISTRATION OF CERTIFICATES

            4.1 Transfers. A Limited Partner may sell, assign or otherwise transfer any or all of his interest in the Partnership if he first complies with the following conditions:

                  4.1.1 The General Partner must consent to the sale, assignment or transfer of a Limited Partner's interest, and such consent may be withheld by the General Partner in its sole discretion. The General Partner will not consent to any sale, assignment, or transfer of any interest or to the admission of any person as a substituted Limited Partner if, in its opinion, such consent and/or substitution would result in the Partnership being treated for federal income tax purposes as an association taxable as a corporation, would result in a termination of the Partnership within the meaning of the Code, or would constitute a violation of any applicable federal or state law pertaining to securities regulation.

                  4.1.2 The transferring Limited Partner and his purchaser, assignee or transferee must execute and deliver to the Partnership such instruments of transfer and assignment with respect to such transaction as are in form and substance satisfactory to the General Partner.

                  4.1.3 All costs of expenses incurred by the Partnership in connection with any transfer of any Limited Partner's interest pursuant to this Agreement and/or in connection with another Person becoming a transferee or substituted Limited Partner in the Partnership in respect of such interest, including any filing, recording and publishing costs and fees and costs of counsel, shall be paid by, and be the responsibility of, the Limited Partner transferring such interest.

            4.2 Bankruptcy, Resignation, Dissolution, or Liquidation of the General Partner. If at any time, due to the Bankruptcy, resignation, dissolution or liquidation of a General Partner, no General Partner remains, the Partnership shall dissolve pursuant to Section 5.1 of this Agreement unless a substitute General Partner is elected by a vote of Limited Partner representing more than 50% of all Limited Partners within 60 days and such Limited Partners vote to continue the business of the Partnership.

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                                                                               9

            4.3 Occurrences Which Are Not Events of Withdrawal by a General Partner. In order to prevent an inadvertent dissolution of the Partnership at a time when the Limited Partners may not vote to approve such dissolution, the following events shall not constitute a withdrawal of a General Partner:

                  4.3.1 Making an assignment for the benefit of creditors;

                  4.3.2 Filing a voluntary petition for relief under Title 11, United States Code;

                  4.3.3 Filing a petition or answer to a petition seeking for a General Partner any reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any statute, law or regulation;

                  4.3.4 Being adjudged a bankrupt or an insolvent or having an order for relief entered against such General Partner in any bankruptcy or insolvency hearing;

                  4.3.5 Filing an answer or other pleading admitting or failing to contest the material allegations of a petition filed against such General Partner in a bankruptcy or insolvency proceeding;

                  4.3.6 Seeking, consenting to, or acquiescing in the appointment of a trustee, receiver, or liquidation of such General Partner of all or any substantial part of its properties; or

                  4.3.7 The continuation of any proceeding against such General Partner seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any statute, law, or regulation, or the appointment of a trustee, receiver, or liquidator for such General Partner or all or any substantial part of its properties without its agreement or acquiescence.

            4.4 Transferees as Substitute Partners. A party who acquires an interest in the Partnership and who becomes a Substitute Partner as herein provided shall succeed to all of the rights and powers of a Partner with respect to the interest in the Partnership which is acquired. A party who does not become a Substitute Partner shall be entitled only to receive the share of Profits and Losses and the share of distributions of cash and the return of capital contributions to which the Partner from whom he acquired his interest in the Partnership would have been entitled with respect to the interest in the Partnership which is acquired but, notwithstanding any other provision in this Agreement to the contrary, shall have no right to require any information or account of Partnership transactions, no right to inspect the Partnership books and no other rights and powers of a Partner. A party who does not become a Substitute Partner shall nevertheless be subject to all of the provisions of this Agreement and to all of the restrictions and liabilities under this Agreement with respect to the interest acquired.

            4.5 Registration of Certificates, Registration of Transfers and Exchanges. The Partnership shall maintain all records for the exchange and registration of the Certificates including all forms of transfer for the Certificates and shall:

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                                                                              10

                  (a) Keep at its principal place of business a register (the
            "Register") in such form as it may determine, in which, subject to such reasonable regulations as it may prescribe, it shall provide for the registration of the Certificates and of transfers thereof;

                  (b) Ensure that all Certificates presented for transfer shall be duly endorsed for transfer or be accompanied by a written instrument of transfer; and

                  (c) Ensure that each Certificate shall bear an original issue date.

The Partnership shall comply with Section 4.1 with respect to the transfer of Certificates. Notwithstanding anything contained herein to the contrary, the Partnership shall not be required to ascertain whether any transfer or exchange of Certificates complies with the registration provisions or exemptions from the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, applicable state securities law or the Investment Company Act of 1945, as amended; provided that, if a Certificate is specifically required to be delivered to the Partnership by a purchaser or transferee of a Certificate, the Partnership shall be under a duty to examine the same to determine whether it conforms to the requirements of this Agreement and shall promptly notify the party delivering the same if such Certificate does not so conform.

            4.6 Persons Deemed Owners. Prior to due presentment of a Certificate for registration or transfer, the Partnership, or any agent or manager of the Partnership, may treat the person in whose name such Certificate is registered as the owner of the Certificate for the purpose of receiving distributions pursuant to this Agreement and for all other purposes whatsoever, and the Partnership shall not be affected by notice to the contrary.

            4.7 Mutilated, Lost, Stolen or Destroyed Certificates. If (i) any mutilated Certificate is surrendered to the Partnership, or (ii) the Partnership receives evidence to its satisfaction of the destruction, loss or theft of any Certificate, together with indemnity or security sufficient to hold it harmless, the Partnership shall execute, and upon its written request the Partnership shall authenticate and deliver, in exchange for any such mutilated Certificate or in lieu of any such destroyed, lost or stolen Certificate, a new Certificate of like tenor and principal amount, bearing a number not contemporaneously outstanding. Upon the issuance of any new Certificate under this Section, the Partnership may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses in connection therewith. The provisions of this Section are exclusive and shall preclude (to the extent permissible under applicable law) all other rights and remedies with respect to the replacement or payment of mutilated, destroyed, lost or stolen Certificates.

            4.8 Pledge of Interests. Notwithstanding anything to the contrary set forth herein, Partners may freely pledge as collateral their interests in the Partnership.

                                   ARTICLE V
                           DISSOLUTION AND TERMINATION

            5.1 Events Causing Dissolution and Termination. The Partnership shall be dissolved upon (1) the sale of all of the assets of the Partnership and the distribution of the net proceeds therefrom; (2) at any time with the written consent of the General Partner and of the

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                                                                              11

Limited Partners representing 51% of the percentage interest of all Limited Partners; (3) the resignation, dissolution and liquidation of the General Partner if no substitute General Partner is elected within 60 days; and (4) any other event as may be provided by law.

            The Partnership shall be terminated when the winding up of Partnership affairs has been completed following dissolution.

            5.2 Winding Up Affairs on Dissolution. Upon dissolution of the Partnership, the General Partner, or the persons required or permitted by law to carry out the winding up of the affairs of the Partnership, shall promptly notify all Partners of such dissolution; shall wind up the affairs of the Partnership; shall prepare and file all instruments or documents required by law to be filed to reflect the dissolution of the Partnership; and, after paying or providing for the payment of all liabilities and obligations of the Partnership, shall distribute the assets of the Partnership as provided by law and the terms of this Agreement.

            5.3 Distributions on Dissolution. After dissolution, distributions of cash to Partners on account of their interests as Partners shall be made in accordance with the provisions of Article III. Assets of the Partnership may be distributed in kind on the basis of the then fair market value thereof as determined by an independent appraiser selected by the distributor appointed by the General Partner, or the persons carrying out the winding up of the affairs of the Partnership in accordance with Section 5.2. If assets are distributed in kind, they may be distributed to the Partners as tenants in common.

            5.4 Distributions in Accordance with Capital Accounts. In the event the Partnership is "liquidated" within the meaning of Treasury Regulations
Section 1.704-1(b)(2)(ii)(g), distributions shall be made in all cases, in accordance with the Partners' positive Capital Account balances determined after all adjustments to the Partners' Capital Accounts for the taxable year. Such distribution shall be made within the time periods required by Treasury Regulation Section 1.704-1(b).

                  5.4.1 Deemed Distribution and Recontribution. Notwithstanding any other provisions of this Article VI, in the event the Partnership is liquidated within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g) but the Partnership is not required to be dissolved and wound up pursuant to Sections 5.1 and 5.2, the assets of the Partnership shall not be liquidated, the Partnership's liabilities shall not be discharged, and the Partnership's affairs shall not be wound up. Instead, solely for federal income tax purposes, the Partnership shall be deemed to have contributed the assets and liabilities of the Partnership in kind to a new Partnership in exchange for an interest in the new Partnership. Immediately thereafter, the Partnership shall be deemed to have distributed interests in the new Partnership to the Partners in proportion to their respective interests in the Partnership.

                                   ARTICLE VI
                               GENERAL PROVISIONS

            6.1 Applicable Law. This Agreement and the rights of the Partners shall be governed by and construed and enforced in accordance with the laws of the State of Delaware.

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                                                                              12

            6.2 Counterparts. This Agreement may be executed in several counterparts and all counterparts so executed shall constitute one agreement binding on all the parties hereto, notwithstanding that all the parties are not signatory to the original or the same counterpart.

            6.3 Binding Effect. Except as herein otherwise provided to the contrary, this Agreement shall be binding upon, and inure to the benefit of, the Partners and their respective heirs, executors, administrators, successors and assigns.

            6.4 Waiver of Action of Partition. The Partners agree that the property of the Partnership is not and will not be suitable for partition and that all the property of the Partnership should be dealt with as a single, integral unit. Accordingly, each of the Partners hereby irrevocably waives any and all rights that he may have to maintain an action for partition of any of the property of the Partnership, either as a partition in kind or a partition by sale.

            6.5 Tax Matters Partner. The General Partner shall represent the Partnership in all administrative and judicial proceedings involving federal income tax matters as the "Tax Matters Partner."

            IN WITNESS WHEREOF, the undersigned, being all of the Partners of the Partnership, have executed and acknowledged this Agreement as of the day first above written.

                                               GENERAL PARTNER:

                                               VHS ACQUISITION SUBSIDIARY NUMBER
                                               5, INC.

                                               By: /s/ Ronald P. Soltman
                                                   -----------------------------
                                                   Ronald P. Soltman
                                                   Executive Vice President

                                               LIMITED PARTNER:

                                               VHS HOLDING COMPANY, INC.

                                               By: /s/ Ronald P. Soltman
                                                   -----------------------------
                                                   Ronald P. Soltman
                                                   Executive Vice President

                                   SCHEDULE A

                         VHS SAN ANTONIO PARTNERS, L.P.

                    NAMES, ADDRESSES AND PERCENTAGE INTERESTS
                                 OF THE PARTNERS

            The names and addresses and the percentage interests of the Partners are set forth below.

NAME AND ADDRESS                                   PERCENTAGE INTEREST                  CAPITAL
----------------                                   -------------------                  -------
GENERAL PARTNER:

VHS Acquisition Subsidiary Number 5, Inc.                    2%                       $    1,800,000
20 Burton Hills Boulevard
Suite 100
Nashville, Tennessee 37215

LIMITED PARTNER:

VHS Holding Company, Inc.                                   98%                       $   88,200,000
20 Burton Hills Boulevard
Suite 100
Nashville, TN  37215

                                                   TOTAL:                             $   90,000,000

                                   SCHEDULE B

                               FORM OF CERTIFICATE

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR ANY STATE SECURITIES LAWS AND NEITHER THIS CERTIFICATE NOR ANY INTEREST HEREIN MAY BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH THE AGREEMENT OF LIMITED PARTNERSHIP OF THIS PARTNERSHIP, THE SECURITIES ACT, AND APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES.

                           CERTIFICATE FOR PERCENTAGE
                  INTEREST AS A [GENERAL] [LIMITED] PARTNER OF
                         VHS SAN ANTONIO PARTNERS, L.P.

Certificate Number __________                         Percentage Interest _____%

            VHS San Antonio Partners, L.P., a Delaware limited partnership (the "Partnership"), hereby certifies that ____________________ (the "Holder") is the registered owner of _____% of the percentage interests as a [general] [limited] partner in the Partnership (the "Certificate"). This Certificate shall constitute a security governed by Article 8 of the Delaware Uniform Commercial Code-Investment Securities (Del. Code Title 6: 8-101, et. seq.). The rights, powers, preferences, restrictions and limitations of the percentage interests in the Partnership are set forth in, and this Certificate and the percentage interests in the Partnership hereby represented are issued and shall in all respects be subject to the terms and provisions of, the Agreement of Limited Partnership, dated as of September 25, 2002, as the same may be amended from time to time (the "Partnership Agreement"). Capitalized terms used herein and not otherwise defined have the meaning ascribed to them in the Partnership Agreement. THIS CERTIFICATE IS TRANSFERABLE ONLY IN ACCORDANCE WITH THE TERMS OF THE PARTNERSHIP AGREEMENT, WHICH IMPOSES CERTAIN LIMITATIONS AND RESTRICTIONS ON TRANSFERS OF PERCENTAGE INTERESTS IN THE PARTNERSHIP. By acceptance of this Certificate, and as a condition to being entitled to any rights and/or benefits with respect to the percentage interests in the Partnership evidenced hereby, a registered Holder hereof (including any registered transferee hereof) is deemed to have agreed, to comply with and be bound by all terms and conditions of the Partnership Agreement. The Partnership will furnish a copy of the Partnership Agreement to each Partner without charge upon written request to the Partnership at its principal place of business or registered office, as the case may be.

Date:  __________, 200___         VHS SAN ANTONIO PARTNERS, L.P.

                                  By: VHS Acquisition Subsidiary Number 5, Inc.,
                                      General Partner

                                      By: ______________________________________

                                      Title: ___________________________________

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR ANY STATE SECURITIES LAWS AND NEITHER THIS CERTIFICATE NOR ANY INTEREST HEREIN MAY BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH THE AGREEMENT OF LIMITED PARTNERSHIP OF THIS PARTNERSHIP, THE SECURITIES ACT, AND APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES.

                           CERTIFICATE FOR PERCENTAGE
                        INTEREST AS A GENERAL PARTNER OF
                         VHS SAN ANTONIO PARTNERS, L.P.

Certificate Number 1                                      Percentage Interest 2%

            VHS San Antonio Partners, L.P., a Delaware limited partnership (the "Partnership"), hereby certifies that VHS Acquisition Subsidiary Number 5, Inc. (the "Holder") is the registered owner of 2% of the percentage interests as a general partner in the Partnership (the "Certificate"). This Certificate shall constitute a security governed by Article 8 of the Delaware Uniform Commercial Code-Investment Securities (Del. Code Title 6: 8-101, et. seq.). The rights, powers, preferences, restrictions and limitations of the percentage interests in the Partnership are set forth in, and this Certificate and the percentage interests in the Partnership hereby represented are issued and shall in all respects be subject to the terms and provisions of, the Agreement of Limited Partnership, dated as of September 25, 2002, as the same may be amended from time to time (the "Partnership Agreement"). Capitalized terms used herein and not otherwise defined have the meaning ascribed to them in the Partnership Agreement. THIS CERTIFICATE IS TRANSFERABLE ONLY IN ACCORDANCE WITH THE TERMS OF THE PARTNERSHIP AGREEMENT, WHICH IMPOSES CERTAIN LIMITATIONS AND RESTRICTIONS ON TRANSFERS OF PERCENTAGE INTERESTS IN THE PARTNERSHIP. By acceptance of this Certificate, and as a condition to being entitled to any rights and/or benefits with respect to the percentage interests in the Partnership evidenced hereby, a registered Holder hereof (including any registered transferee hereof) is deemed to have agreed, to comply with and be bound by all terms and conditions of the Partnership Agreement. The Partnership will furnish a copy of the Partnership Agreement to each Partner without charge upon written request to the Partnership at its principal place of business or registered office, as the case may be.

Date: September 25, 2002                VHS SAN ANTONIO PARTNERS, L.P.

                                        By: VHS Acquisition Subsidiary Number 5,
                                            Inc., General Partner

                                            By: ________________________________

                                            Title: _____________________________

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR ANY STATE SECURITIES LAWS AND NEITHER THIS CERTIFICATE NOR ANY INTEREST HEREIN MAY BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH THE AGREEMENT OF LIMITED PARTNERSHIP OF THIS PARTNERSHIP, THE SECURITIES ACT, AND APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES.

                           CERTIFICATE FOR PERCENTAGE
                        INTEREST AS A LIMITED PARTNER OF
                         VHS SAN ANTONIO PARTNERS, L.P.

Certificate Number 2                                     Percentage Interest 98%

            VHS San Antonio Partners, L.P., a Delaware limited partnership (the "Partnership"), hereby certifies that VHS Holding Company, Inc. (the "Holder") is the registered owner of 98% of the percentage interests as a limited partner in the Partnership (the "Certificate"). This Certificate shall constitute a security governed by Article 8 of the Delaware Uniform Commercial Code-Investment Securities (Del. Code Title 6: 8-101, et. seq.). The rights, powers, preferences, restrictions and limitations of the percentage interests in the Partnership are set forth in, and this Certificate and the percentage interests in the Partnership hereby represented are issued and shall in all respects be subject to the terms and provisions of, the Agreement of Limited Partnership, dated as of September 25, 2002, as the same may be amended from time to time (the "Partnership Agreement"). Capitalized terms used herein and not otherwise defined have the meaning ascribed to them in the Partnership Agreement. THIS CERTIFICATE IS TRANSFERABLE ONLY IN ACCORDANCE WITH THE TERMS OF THE PARTNERSHIP AGREEMENT, WHICH IMPOSES CERTAIN LIMITATIONS AND RESTRICTIONS ON TRANSFERS OF PERCENTAGE INTERESTS IN THE PARTNERSHIP. By acceptance of this Certificate, and as a condition to being entitled to any rights and/or benefits with respect to the percentage interests in the Partnership evidenced hereby, a registered Holder hereof (including any registered transferee hereof) is deemed to have agreed, to comply with and be bound by all terms and conditions of the Partnership Agreement. The Partnership will furnish a copy of the Partnership Agreement to each Partner without charge upon written request to the Partnership at its principal place of business or registered office, as the case may be.

Date: September 25, 2002                     VHS SAN ANTONIO PARTNERS, L.P.

                                             By: VHS Holding Company, Inc.,
                                                 Limited Partner

                                             By: _______________________________

                                             Title: ____________________________